Exhibit 99.1

Source:  CombiMatrix Corporation

CombiMatrix Corporation Reports Fourth Quarter and Year-End 2008 Financial Results

MUKILTEO, Washington, March 4, 2009 – (GLOBENEWSWIRE) – CombiMatrix Corporation (Nasdaq: CBMX) today reported financial results for the three and 12 months ended December 31, 2008.  Key highlights for the fourth quarter and through the date of this release include:

•                  208% increase in diagnostic lab revenues from Q4-2007 to Q4-2008

•                  29% sequential increase in diagnostic lab revenues from Q3-2008 to Q4-2008

•                  Nine consecutive quarters of diagnostic services revenue growth

•                  The launch of the Company’s first prostate cancer array-based test

•                  Positive data on the Company’s Comprehensive Cancer Array test currently in development

•                  Initiation of clinical trial of Leuchemix’s first drug — CBMX owns one-third of Leuchemix

•                  Former U.S. FDA Deputy Commissioner, Dr. Scott Gottlieb, joins Board of Directors

“2008 was a transformative year for CombiMatrix as we made solid progress throughout all of our business segments and launched a record number of products in our diagnostics business, including the introduction of our first prostate cancer array-based test,” said Dr. Amit Kumar, President and CEO of CombiMatrix Corporation. “We anticipate 2009 to be an even more productive year as we prepare for the launch of our non-invasive Comprehensive Cancer Array test in 2010.  We believe that recently presented data in a study of several cancers (e.g., prostate, colon, ovarian, breast and lung) has been very promising, and has suggested that the test is able to distinguish patients who have certain forms of cancer from patients who are cancer-free.  Additional analysis indicated that the ability to identify the specific organ system where tumor growth may exist will be possible as we study additional samples,” concluded Dr. Kumar.

Operating Results – Three Months Ended December 31, 2008 versus 2007

Revenues for the fourth quarter of 2008 were $1.2 million versus $1.0 million for the third quarter of 2008 and $1.9 million in the fourth quarter of 2007.  Fourth quarter 2008 revenues were comprised of $338,000 in government contact revenues, $260,000 in CustomArrayTM product, equipment and service revenues, and $598,000 in diagnostic lab revenues.  Fourth quarter 2007 revenues were comprised of $851,000 of government contract revenues, $830,000 of CustomArrayTM product, equipment and service revenues and $194,000 in diagnostic lab revenues.

Operating expenses for the fourth quarter of 2008 were $5.2 million versus $5.5 million in the comparable 2007 period.  Operating expenses included research and development and marketing, general and administrative expenses of $1.3 million and $2.4 million, respectively, versus $1.1 million and $2.5 million, respectively, in the comparable 2007 period.  Included in these amounts were non-cash stock compensation charges totaling $884,000 in the fourth quarter of 2008 versus $311,000 in the comparable 2007 period.

Net loss for the fourth quarter of 2008 was $4.1 million versus $3.5 million in the comparable 2007 period.  The 2008 results included $454,000 of interest and amortization charges associated with the Company’s convertible debenture, versus $0 in interest charges in the comparable 2007 period.

Operating Results – Year Ended 2008 versus 2007

Revenues for the year ended 2008 were $6.3 million versus $6.0 million in 2007.  2008 revenues were comprised of $2.7 million in government contact revenues, $1.9 million in CustomArrayTM product, equipment and service revenues and $1.7 million in diagnostic lab revenues.  2007 revenues were comprised of $2.7 million of government contract revenues, $2.9 million of CustomArrayTM product, equipment and service revenue and $441,000 in diagnostic lab revenues.

Operating expenses for the year ended 2008 were $20.9 million versus $21.7 million in 2007.  Operating expenses included research and development and marketing, general and administrative expenses of $4.9 million and $9.2 million, respectively, versus $6.0 million and $9.5 million, respectively, in 2007.  Included in these amounts were non-cash stock compensation charges totaling $2.4 million for the year ended 2008 versus $2.5 million in 2007.

Net loss for the year ended December 31, 2008 was $15.0 million versus $12.6 million in 2007.  The 2008 results included $862,000 of interest and amortization charges associated with the Company’s convertible debenture, versus $0 in interest charges in the comparable 2007 period.  Also, the 2007 results included non-cash benefits of $2.5 million related to the adjustment of our previous long-term warrant liability for changes in fair value.  There were no such adjustments during 2008, as we no longer classify our outstanding warrants as liabilities, but instead as a component of permanent equity.

Financial Position

Total assets were $34.5 million as of December 31, 2008 compared to $35.8 million as of December 31, 2007.  Cash, cash equivalents and available-for-sale investments totaled $9.1 million as of December 31, 2008 compared to $8.2 million as of December 31, 2007.  Of the $9.1 million of cash and investments at December 31, 2008, $1.5 million were held in certain auction rate securities, all of which were redeemed at par value in early January 2009.

Based on our cash and cash equivalent balances as of December 31, 2008 and our anticipated future cash flows from operations, we believe that we will be able to meet our cash requirements to September 2009.  In order for our company to continue as a going concern beyond this point and ultimately to achieve profitability, we will be required to obtain capital from external sources, increase revenues and reduce operating costs.  As a result, the anticipation that we will be required to obtain additional financing in the foreseeable future raises substantial doubt about our ability to continue as a going concern beyond September 2009.  Management has been notified by its independent registered accounting firm, Peterson Sullivan LLP, that its annual audit report to be included in our Annual Report on Form 10-K as of and for the year ended December 31, 2008 will contain a going concern qualification.  This statement is being made pursuant to Nasdaq Rule 4350(b)(1)(B), which requires public announcement of an audit opinion that contains a going concern qualification.

Fourth Quarter Business Highlights and Recent Developments

Strengthened Leadership Team

•                  Former U.S. Food and Drug Administration Deputy Commissioner Scott Gottlieb, MD, joined the company’s board of directors in January 2009.

•                  MicroRNA expert Dr. Muneesh Tewari joined CombiMatrix’s scientific advisory board in October 2008.

Product Updates

•                 In December 2008, we introduced our first prostate cancer array-based test. This test complements a growing portfolio of array-based diagnostic tests and is based on key peer-reviewed studies that identified several genetic tumor markers that enable a more precise stratification of the risk profile of cancer patients.

•                 In February 2009, we announced preliminary data on our investigational Comprehensive Cancer Array test showing it can non-invasively screen for the early detection of prostate, colon, ovarian, breast and lung cancers simultaneously. The results were presented at Cambridge Healthtech Institute’s 16th International Molecular Medicine Tri-Conference held in San Francisco.

Partnership Updates

•                  In January 2009, our wholly owned subsidiary, Combimatrix Molecular Diagnostics, Inc. (“CMDX”), entered into a new partnership with Lenetix, a New York-based diagnostics laboratory, to co-market CMDX’s suite of CGH array-based tests. These include the industry leading BAC HD ScanTM test, the most comprehensive test for characterizing genomic causes of childhood developmental disorders.  The BAC HD Scan test can identify over 290 genomic causes of developmental disorders and is routinely used in postnatal genetic diagnostics.

•                  In January 2009, Leuchemix, Inc., in which we hold a one-third ownership interest, provided additional information regarding the initial clinical trial of its novel anticancer drug LC-1.  The initial trial is being performed at Cardiff University in the United Kingdom under the supervision of Professor Alan Burnett.  Work from Professor Burnett’s laboratory has also demonstrated that LC-1 may be valuable for in-patients that respond poorly to conventional therapy.

Deloitte’s 2008 Technology Fast 500 Designation

•                  In November 2008, CombiMatrix Corporation was ranked 156 on Deloitte’s 2008 Technology Fast 500, a ranking of the 500 fastest growing technology, media, telecommunications and life sciences companies in North America.  Rankings were based on percentage of fiscal year revenue growth over five years, from 2003-2007.

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CombiMatrix will host a conference call at 1:30 p.m. Pacific Time (4:30 p.m. Eastern) today to discuss fourth quarter and fiscal year 2008 financial results and to provide a 2009 outlook.

To listen to the presentation by phone, dial 1-800-704-9804 for domestic callers and 1-404-920-6604 for direct dial or international callers.  All callers will need to provide the participant code 55988543#.  A replay of the audio presentation will be available for 14 days using the same dial-in numbers, but the participant code for the recorded playback is 57677222#.

The call will also be broadcasted live via webcast, which can be accessed at www.combimatrix.com in the Investor/Events section at http://investor.combimatrix.com/events.cfm.

ABOUT COMBIMATRIX CORPORATION

CombiMatrix Corporation is a diversified biotechnology business that develops proprietary technologies, including products and services in the areas of drug development, genetic analysis, molecular diagnostics, nanotechnology and defense and homeland security markets, as well as in other potential markets where our products and services could be utilized.  The technologies we have developed include a platform technology to rapidly produce user-defined, in-situ synthesized, oligonucleotide arrays for use in identifying and determining the roles of genes, gene mutations and proteins.  This technology has a wide range of potential applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, diagnostics, combinatorial chemistry, material sciences and nanotechnology.  Other technologies include proprietary molecular synthesis and screening methods for the discovery of potential new drugs.

Combimatrix Molecular Diagnostics, Inc. (“CMDX”), our wholly owned subsidiary located in Irvine, California, has developed capabilities of producing arrays that utilize bacterial artificial chromosomes, which also enable genetic analysis.  CMDX functions primarily as a diagnostics reference laboratory.  Leuchemix Inc. (“Leuchemix”), a minority owned subsidiary, is developing a series of compounds to address a number of oncology-related diseases.  Leuchemix’s first compound has entered initial clinical trials.

Additional information about CombiMatrix Corporation is available at www.combimatrix.com or by calling 1-800-985-CBMX (2269).  Additional information about CMDX is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Media Contact:

Mark Sahl, Lazar Partners

(646) 871-8485

msahl@lazarpartners.com

Investor Relations Contact:

Amit Kumar, Ph.D.

President & CEO, CombiMatrix Corporation

Tel (425) 493-2000; Fax (425) 493-2010

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, except share and per share information)

(Unaudited)

CONSOLIDATED BALANCE SHEET INFORMATION

	Dec. 31,	Dec. 31,
	2008	2007

Total cash, cash equivalents and available-for-sale investments	$9,105	$8,234
Total assets	$34,534	$35,843
Total liabilities	$10,488	$3,201
Total shareholders’ equity	$24,046	$32,642

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues:
Government contracts	$338	$851	$2,718	$2,706
Products	247	737	1,603	2,463
Services	549	225	1,694	611
Collaboration agreements	62	62	248	249
Total revenues	1,196	1,875	6,263	6,029

Operating expenses:
Cost of government contracts	320	804	2,625	2,572
Cost of products and services	477	410	1,735	1,268
Research and development expenses	1,318	1,148	4,913	6,022
Marketing, general and administrative expenses	2,439	2,502	9,220	9,458
Patent amortization and royalties	347	338	1,410	1,332
Equity in loss of investees	292	251	1,029	1,021
Total operating expenses	5,193	5,453	20,932	21,673
Operating loss	(3,997)	(3,578)	(14,669)	(15,644)

Other income (expense):
Interest income	42	120	225	568
Interest expense	(454)	—	(862)	—
Derivative gains	285	—	301	2,523
Total other income	(127)	120	(336)	3,091

Loss from operations before income taxes	$(4,124)	$(3,458)	$(15,005)	$(12,553)

Basic and diluted net loss per share	$(0.66)	$(0.58)	$(2.46)	$(2.10)

Basic and diluted weighted average common shares outstanding	6,283,829	5,990,719	6,101,451	5,990,543